[PETROGEN LOGO APPEARS HERE] PETROGEN

                                                                  April 15, 2005


Mr. Robert W. Kent
Nortex Corporation
1415 Louisiana, Suite 3100
Houston, TX  77002
Fax: 713.658.0739

RE:      PARTICIPATION AGREEMENT - EMILY HAWES FIELD
         CALHOUN COUNTY, TEXAS

Dear Mr. Kent

         This letter follows our recent discussions concerning the participation by Nortex Corporation (96% of the Nortex interest), Astra Exploration Company, Inc. (2% of the Nortex interest) and D. L. Stephens Petroleum Interests (2% of the Nortex interest), collectively referred to herein as "Nortex," with Petrogen Corp. ("PETROGEN") in development and production of Petrogen's interest in certain leases ("LEASES") within the Emily Hawes Field of Calhoun County, Texas, and shall evidence our agreement in that regard. The Leases are described on the list attached to this letter and marked Exhibit "A." The area covered by the Leases ("LEASE AREA") is shown on a plat attached to Exhibit "A."

         When signed by Nortex, this letter will be a binding agreement ("AGREEMENT") between Nortex and Petrogen setting out the terms and conditions under which Nortex will participate with Petrogen in development and production of the Leases.

         The terms and conditions of the Agreement are:

     1. ASSIGNMENT. Within five (5) days of Nortex's signing of this Agreement, Petrogen will offer an assignment ("ASSIGNMENT") of the Leases to Nortex. The Assignment will be offered unsigned by Petrogen to allow Nortex to undertake its due diligence, as provided in Section 5 below.

     2. WORKING INTEREST. The Assignment will be of a thirty-seven and one-half percent of eight-eighths (37.5% of 8/8) working interest in the Leases, if the Leases cover one-hundred percent (100%) of the minerals within the Lease Area If the Leases do not cover one-hundred (100%) of the minerals within the Lease Area , then Petrogen shall assign and convey to Nortex so much of its interest in the Leases as will deliver to Nortex a determinable fee interest in the minerals in the Lease Area (a working interest therein) equal to thirty-seven and one-half percent of eight-eighths (37.5% of 8/8) of the minerals, subject to the terms and provisions of this Agreement.

     3. NET REVENUE INTEREST. In the Assignment, the Leases will burdened by royalties equal to twenty-two and one-half percent (22.5%), such that Nortex will own a net revenue interest in all of the oil and gas produced from the Lease Area equal to thirty-seven and one-half percent of seventy-seven percent (37.5% of 77.5%) of all of the oil and gas produced from such lands.

     4. CASH PAYMENT. In exchange for delivery of the signed Assignment by Petrogen, Nortex will pay Petrogen $66,112.25 ("CASH CONSIDERATION"). The fully executed and acknowledged Assignment shall be delivered to Nortex contemporaneously with Nortex's payment of the Cash Consideration to Petrogen.

     5. DUE DILIGENCE. The Assignment will be without warranty of title except by, through and under Petrogen. For a period of ten (10) business days following delivery of Petrogen's unexecuted Assignment to Nortex, Nortex may conduct due diligence, including, without limitation, title due diligence. During the due diligence period, Nortex shall have the right to review all of Petrogen's contract, lease, title, and correspondence files and Petrogen's well files relating to the Leases.

          Should Nortex be unsatisfied with the outcome of its due diligence, it may reject Petrogen's offer of the Assignment, declining to pay the Cash Consideration. If Nortex rejects the Assignment and declines to pay the Cash Consideration, then the parties will have no further obligations to each other. If the Assignment is executed and delivered to Nortex and Nortex has paid Petrogen the Cash Consideration, Nortex shall be entitled to copy any or all of the contract, lease, title, correspondence and well files of Petrogen that relate to the Leases.

     6. INITIAL WELL. Following Petrogen's signing and delivery of the Assignment and Nortex's payment of the Cash Consideration, Petrogen and Nortex will agree upon a location on the Leases and a spud date for the drilling of a well ("INITIAL WELL") to test the Miocene formation. Such agreement shall be memorialized in a detailed Authority for Expenditure ("AFE"). Nortex will pay fifty percent of eight-eighths (50% of 8/8) of the costs for the Initial Well until it is either plugged and abandoned as a dry hole or completed and producing into the tanks or a sales pipeline at or above the Miocene formation. To the extent that costs for the Initial Well exceed one-hundred ten percent (110%) of the AFE'd costs, Nortex will pay only thirty-seven and one-half percent (37.5%) of the costs that exceed one-hundred ten percent (110%) of the costs incurred in drilling and completing the Initial Well. After the Initial Well, Nortex will pay its thirty-seven and one-half percent of eight-eighths (37.5% of 8/8) share of all operations on the Leases.

     7. ESCROWED COSTS. Thirty (30) days in advance of the mutually agreed upon spud date for the Initial Well, Nortex will pay into a mutually acceptable independent escrow account one-half of its fifty percent (50%) share of estimated costs, as shown in the approved AFE. The remaining one-half of Nortex's fifty percent (50%) share of estimated costs will be paid into the escrow account upon the spud date of the Initial Well. Funds escrowed will only be escrowed under the terms of a mutually acceptable escrow agreement.

     8. OPTION TO PARTICIPATE IN FRIO TEST. Nortex will have a one time option to participate for up to fifty percent (50%) of the costs to Casing Point (and retain a proportionate working interest as set forth below) in a well with Petrogen (including a deepening of the Initial Well if it has been determined to be a dry hole at or above the Miocene formation) on the Leases to test the Frio formation at depths below 7,000 feet TVD Should a Frio test well be proposed on the Leases, Nortex shall have thirty (30) days in which to elect to participate in the Frio test well or opt out of the drilling and forfeit its rights below 7,000 feet.

          If Nortex elects to participate in the Frio test, Nortex will have the election to bear up to fifty percent (50%) of the cost to Casing Point in the test well (or any amount less than that that Nortex elects to bear) on a one-third (1/3) of cost for one-fourth (1/4) interest basis, such that Nortex would have a working interest (determinable fee interest in the minerals carved out of the Leases) equal to seventy-five percent (75%) of the cost percentage to Casing Point that is borne by Nortex in the Frio test, as to depths below 7,000 feet below the surface of the earth. For example, if Nortex elects to bear the full fifty percent (50%) of the cost to Casing Point in the Frio test well it will have a working interest in that well equal to seventy-five percent (75%) of fifty percent (50%), or thirty-seven and one-half percent (37.5%).

          Should Nortex elect to participate in the Frio test well for less than its full thirty-seven and one-half percent (37.5%) working interest, it will re-assign to Petrogen a percentage of its rights in the Leases below 7,000 feet, which percentage will be equal to a fraction where the numerator is thirty-seven and one-half percent (37.5%) less the working interest percentage that Nortex would own as a result of its participation election (calculated in the manner stated above) and the denominator is thirty-seven and one-half percent (37.5%). For example, if Nortex elects to participate in a Frio test well for a three and three-quarters percent (3.75%) working interest (meaning that it elected to bear 5% of the costs), the fraction would be(37.5% less 3.75%)/37.5%=90%,, meaning that Nortex would re-assign ninety percent (90%) of its thirty-seven and one-half percent (37.5%) working interest in the Leases below 7,000 feet to Petrogen. If Nortex elects not to participate in the Frio test well for any percentage, then the fraction would be (37.5% less 0.0%)/37.5%=100%, meaning that Nortex would re-assign one-hundred percent (100%) of its thirty-seven and one-half percent (37.5%) working interest in the Leases below 7,000 feet. In addition to Nortex's interest in the Leases below 7,000 feet, this re-assignment shall include a like percentage of any other interests below 7,000 feet that Nortex may have acquired in the AMI (as subsequently defined) below 7,000 feet. Any such re-assignment shall be made within five (5) days of the time that the Frio test well is spud; provided, however, if the Frio test well has not been spudded within sixty (60) days following the date on which it was proposed, the proposal shall be null and void and deemed as if it had never been made, such that if Petrogen desires to initiate the drilling of a Frio test at a later date, it must again propose that test to Nortex under the terms and provisions of this agreement and as if the earlier proposal had not been made.

     8. OPERATING AGREEMENT. Within thirty (30) days of Nortex's execution of this letter, Petrogen and Nortex will enter into a mutually acceptable joint operating agreement ("JOA") on the AAPL Form 610-1989 Model Form, which shall name Petrogen as operator and include provisions for "Average" fixed rate administrative overhead for similar wells in accordance with the latest survey of such rates published by Ernst & Young, LLP. In the event Nortex elects not to participate in a Frio test for any percentage, the Operating Agreement will be amended to only include depths above 7,000 feet.

          If Nortex elects not to participate in the Frio test for any percentage, if proposed, Nortex agrees to maintain information that it has received from Petrogen, with respect to that formation, confidential and agrees that it will not compete with Petrogen in any manner as to depths below 7,000 feet below the surface of the earth during the term of this Agreement.

     9. KNOWLEDGEABLE INVESTOR. Nortex is an experienced and knowledgeable investor and operator in the oil and gas business. In making its decision to participate in the Leases, Nortex has relied solely on its own independent investigation, analysis and evaluation.

     10. SECURITIES REPRESENTATION. Nortex is acquiring the Leases for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933 and any other applicable laws pertaining to the distribution of securities.

     11. ASSIGNABILITY. The rights and obligations under this Agreement shall not be assignable or delegable without the consent of Petrogen or Nortex.

     12. AREA OF MUTUAL INTEREST. Petrogen and Nortex hereby establish an Area of Mutual interest within the area ("AMI") outlined on the map attached hereto as Exhibit "B." During the term of this Agreement, if either Petrogen or Nortex acquire an interest in the rights to explore for and produce oil and gas from the AMI (the term "interest" as used herein shall include any interest whatsoever in the oil and gas, including but not limited to royalties, overriding royalties, leases, renewals of existing leases, farm-ins, etc.), the acquiring party shall notify the non-acquiring party, giving complete information as to the interest acquired, along with copies of the instrument or instruments by which the interest was acquired, and the consideration to be given or paid. For a period of thirty (30) days after receipt of notice of acquisition, the non-acquiring party shall have the right to acquire an interest in the interest acquired by the acquiring party, by notifying the acquiring party of its desire to share in the acquisition, and paying the acquiring party its proportionate share of the consideration given or assuming its proportionate share of the obligations assumed. Thereupon, the acquiring party shall immediately execute and deliver the appropriate assignment to the non-acquiring party, without covenants of warranty, except by, through or under the acquiring party. If Petrogen is the non-acquiring party, it shall have a right to acquire a sixty-two and one-half percent (62.5%) interest and if Nortex is the non-acquiring party it shall have the right to acquire a thirty-seven and one-half percent (37.5%) interest, such percentages subject to adjustment for rights below 7,000 feet if Nortex elects not to participate in a Frio test well for thirty-seven and one-half percent (37.5%). Thus, for example, if Nortex elects to participate in a Frio test well for five percent (5%) its right to acquire a portion of Petrogen acquisitions in the AMI below 7,000 feet shall be five percent (5%) and Petrogen's right to acquire a portion of Nortex acquisitions in the AMI below 7,000 feet shall be ninety-five percent (95%). Should Nortex decline to participate for any percentage of a Frio test well, the AMI would still apply, but Nortex's right to acquire a portion of Petrogen acquisitions in the AMI below 7,000 feet shall be zero (-0-) and Petrogen's right to acquire a portion of Nortex acquisitions in the AMI below 7,000 feet shall be one-hundred percent (100%).

          Notwithstanding its participation or non-participation in any Frio test well, Nortex agrees that it will continue to keep confidential all information and data related to the Leases and the AMI.

     14. LEASING UNLEASED MINERALS. Petrogen agrees that it will endeavor to lease all un-leased mineral interests in the AMI and the renewal of any of the Leases that are likely to expire during the next ________ (____) months.

     15. TERM. The term of this Agreement shall be for the longer of so long as any of the Leases (including any extensions or renewals) remain in force and effect or the JOA remains in force and effect according to its terms.

         If this Agreement meets with your approval, please sign the enclosed duplicate in the space provided and return it to the attention of the undersigned. Upon receipt of the signed Agreement, Petrogen will begin preparation of the Assignment.

         Unless this Agreement is returned to Petrogen signed by Nortex before 5:00 PM on May __, 2004, it shall be deemed withdrawn and of no force and effect.

Very truly yours,

PETROGEN CORP.



Sacha H. Spindler
CEO

                                  AGREED & ACCEPTED, THIS ___ DAY OF
                                  _______ 2004



                                  NORTEX CORPORATION


                                  ________________________________________
                                  Robert W. Kent, Executive Vice-President



                                  ASTRA EXPLORATION COMPANY, INC.



                                  ________________________________________
                                  Robert W. Kent, President



                                  D. L. STEPHENS PETROLEUM INTERESTS



                                  ________________________________________
                                  D. L. Stephens, Owner



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                          Email: info@petrogencorp.com
                          Website: www.petrogencorp.com